Exhibit 10.1

AGREEMENT BY AND BETWEEN

Chino Commercial Bank, National Association

Chino, California

and

The Comptroller of the Currency

            Chino Commercial Bank, National Association, Chino, California (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

            The Comptroller has determined that the Bank has engaged in unsafe and unsound banking practices and violations of law relating to its Board and management oversight, strategic and capital planning, credit administration and underwriting, commercial real estate concentrations, and insider lending activities.

            In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1)        This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2)        This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

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(3)        This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii).  See 12 U.S.C. § 1831i.

(4)        This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5)        This Agreement shall not be construed to require the Bank “to meet and maintain a specific capital level” within the meaning of 12 C.F.R. § 6.4.

ARTICLE II

COMPLIANCE COMMITTEE

(1)        Within ten (10) days of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, none of whom shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.

(2)        The Compliance Committee shall meet at least monthly.

(3)        Within ten (10) days of the end of every calendar quarter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

                        (a)        A description of the action needed to achieve full compliance with each Article of this Agreement;

(b)        Actions taken to comply with each Article of this Agreement; and

(c)        The results and status of those actions.

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(4)        The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within thirty (30) days of receiving such report.

(5)        All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Assistant Deputy Comptroller

Southern California – South Field Office

1925 Palomar Oaks Way, Suite 202

Carlsbad, California 92008-6526

(6)               The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policies, procedures, and programs required by this Agreement.

ARTICLE III

APPOINTMENT OF AN ADDITIONAL OUTSIDE DIRECTOR

 (1)       Within thirty (30) days of this Agreement, the Board shall take action to add, at a minimum, one (1) new independent director with banking experience, or similar accounting or regulatory experience, to the Bank’s Board of Directors.  The term “independent director” means a person who is not an officer or employee of the Bank, and who is not a director, officer or employee of its affiliates (as the term is defined in 12 C.F.R. § 223.2(a) provided that any subsidiary of the Bank shall be considered an affiliate of the Bank), and who is not a relative of any of these persons.

(2)        The Bank must provide the Assistant Deputy Comptroller with written notice and the following information for a written determination of no supervisory objection prior to appointing any individual to the Bank’s Board of Directors:

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(a)        The information sought in the “Changes in Directors and Senior Executive Officers” booklet of the Comptroller’s Licensing Manual, together with a legible fingerprint card for the proposed individual;

(b)        A written statement of the Board's reasons for selecting the proposed individual; and

(c)        A written description of the proposed individual's duties and responsibilities, including which Board committees this individual would be a member of and/or chairperson.

(3)        The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed new director.  However, the lack of disapproval of such individual shall not constitute an approval or endorsement of the proposed director.

(4)        The requirement to submit information and the provision for prior written determination of no supervisory objection are based on the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Assistant Deputy Comptroller to act on any such information or authority within ninety (90) days.

(5)        If the Board is unable to identify any qualified director candidate within ninety (90) days of this Agreement, the Board shall document its efforts to locate such candidates, and notify the Assistant Deputy Comptroller in writing.  Thereafter, the Board shall provide monthly reports to the Assistant Deputy Comptroller summarizing continuing efforts to locate such candidates.

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ARTICLE IV

CAPITAL AND STRATEGIC PLAN

(1)        Effective immediately, the Bank shall only declare dividends when:

(a)        The Bank is in compliance with the Bank’s Rolling Three-Year Plan as described below;

(b)        The Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(c)        The Bank has received a prior written determination of no supervisory objection from the Assistant Deputy Comptroller.

(2)        Within ninety (90) days of this Agreement, the Board shall develop a written capital and strategic plan for the Bank covering at least the next three (3) years from the date of this Agreement (hereafter the “Bank’s Rolling Three-Year Plan”), complete with specific time frames that incorporate the strategic and other requirements of this Article.  A copy of the Bank’s Three-Year Plan shall be forwarded to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.

(3)        The Bank’s Three-Year Plan shall establish objectives and projections for the Bank’s overall risk profile, earnings performance, growth expectations, balance sheet mix, off-balance sheet activities, liability structure, capital and liquidity adequacy, product line development and market segments that the Bank intends to promote or develop, together with specific strategies to achieve those objectives, that are specific, measurable, verifiable, and, at a minimum, address or include:

(a)        The development of strategic goals and objectives to be accomplished over the short and long term;

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(b)        An action plan to improve Bank earnings and accomplish identified strategic goals and objectives, including individual responsibilities, accountability and specific time frames;

(c)        A succession plan for key management positions and the Board;

(d)        A financial forecast to include projections for major balance sheet and income statement accounts and desired financial ratios over the period covered by the strategic plan;

(e)        A dividend policy that only permits the declaration of a dividend in accordance with Paragraph (1) of this Article;

(f)         Specific plans for the maintenance of adequate capital as required by the OCC, and consistent with the Bank’s overall condition and risk profile;

(g)        Projections for growth or asset reduction and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, provision expense, and off balance sheet activities;

(h)        Projections of the sources and timing of additional capital, to meet the Bank’s current and future needs;

(i)         Contingency plans that identify alternative methods should the capital primary sources not be available;

 (j)        Systems to monitor the Bank’s progress in meeting the plan’s goals and objectives; and

(k)        Provisions for plan updates and review by the Board on an annual basis, or more frequently if necessary.

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            (4)        Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall immediately implement and thereafter ensure  adherence to the Bank’s Three-Year Plan.

ARTICLE V

INSIDER ACTIVITIES

            (1)        Within thirty (30) days from the date of this Agreement, the Bank shall identify and submit to the Assistant Deputy Comptroller for a prior written determination of supervisory no objection the name and qualifications of an independent third-party consultant/firm/person (collectively “consultant”) to conduct a comprehensive review of the Bank’s compliance with Regulation O, 12 C.F.R. Part 215.  The prior notice to the Assistant Deputy Comptroller shall include, at a minimum, the name and qualifications of the proposed consultant, including the number of times the consultant has conducted an audit of this type, and the proposed scope and terms of employment.  After the Assistant Deputy Comptroller has provided his written supervisory no objection to the consultant and the scope of the review, the Bank shall immediately engage the consultant pursuant to the proposed terms and engagement.  At a minimum, the consultant’s scope shall include:

(a)        A review of all loans extended to current and former Insiders, including their Related Interests, since January 1, 2008;

(b)        A review of the extent, duration, and amount of all overdrafts paid on behalf of Insiders, as determined pursuant to Regulation O, since January 1, 2008;

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(c)        A review of the annual reporting requirements by Insiders regarding their Related Interests, as required by Regulation O, since January 1, 2008.

            (2)        The proposed scope of the review required by paragraph (1) of this Article shall provide for a written report to be filed with the Board within thirty (30) days of the engagement.  The consultant shall also forward a copy of this written report to the Assistant Deputy Comptroller at the same time one is provided to the Board.

            (3)        For purposes of this Article, “Insider,” “Insiders,” “Related Interest, and “Related Interests” are as defined in 12 C.F.R. Part 215.

            (4)        Within thirty (30) days of receipt of the written report from the consultant required by paragraph (2) of this Article, the Board shall develop and submit for a prior written determination of supervisory no objection from the Assistant Deputy Comptroller, a written insider lending program to ensure the Bank complies with the law and safe and sound banking practices.  The program shall contain, at a minimum, the following provisions:

(a)        A revised system of internal controls, management information, and corporate governance practices, that are designed to ensure that the Bank does not engage in any unauthorized or illegal transaction, and that includes at a minimum:

(i)         The recommendations contained in the consultant’s report required pursuant to this Article; and

(ii)        Policies and procedures to ensure that the Board reviews and approves in advance all extensions of credit to any Insider, including overdrafts.

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(b)        A written policy concerning the extension of overdrafts to Insiders that is consistent with the law, Regulation O, and the Overdraft Policy established pursuant to Article VII of this Agreement;

(c)                A written policy requiring each executive officer, director, and principal shareholder to provide in writing, at least annually, a listing of the preceding parties’ respective Related Interests.  The list of these persons’ Related Interests shall be maintained by the Board and any changes to these listings of Related Interests shall be promptly reported to the Board and reflected in the centralized records;

(d)               A director education program designed to strengthen identified weaknesses in Regulation O knowledge and compliance and developing an adequate and proper audit program;

(e)                Procedures to ensure that reports regarding Insiders that are submitted to the Board are complete and accurate;

(f)                 Procedures to ensure that the Bank’s Consolidated Reports of Condition and Income (“Call Report”) are filed in a complete and accurate manner, including the respective sections pertaining to loans to Insiders; and

(g)                Accountability for the policies and procedures required by this program.

(5)        Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall immediately implement and thereafter ensure adherence to the insider lending program required by this Article.

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ARTICLE VI

CREDIT  ADMINISTRATION

            (1)        Within ninety (90) days of this Agreement, the Board shall revise, adopt, implement and thereafter ensure Bank adherence to a written program designed to manage the risk in the Bank’s loan portfolio, to include at a minimum:

(a)        Specific plans for external credit analyses training for all loan officers, senior management, and the Directors Loan Committee;

(b)        Policies and procedures for a formal annual review program of loans with a maturity in excess of twelve (12) months that, at a minimum, establishes the criteria and thresholds for performing periodic reviews of non-problem loans;

(c)        Policies and procedures designed to aggregate, track and eliminate exceptions to the Loan Policy, underwriting guidelines, and supervisory loan to value limits, for all loans to include, at a minimum:

(i)         Monthly Board monitoring of policy exception reports that track aggregate number and dollar amount of loans with material exceptions by type of loan and loan officer, including compliance with applicable loan covenants; and

(ii)        Procedures to hold employees and officers accountable for non-compliance with the Bank’s loan policy and other underwriting requirements.

 (2)       Effective as of the date of this Agreement, the Bank may not grant, extend, renew, modify or restructure any loan or other extension of credit, or purchase any loan participation, equal to or exceeding five hundred thousand dollars ($500,000), without:

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(a)        Documenting the specific reason or purpose for the extension of credit;

(b)        Identifying the primary source of repayment in writing and lien status;

(c)        Structuring the repayment terms to coincide with expected source of repayment;

(d)        Obtaining current and satisfactory verified credit information, including performing and documenting analysis of credit information and a detailed cash flow analysis of all expected repayment sources.  Liquidity must be verified if that is a primary source of repayment.  The cash flow analysis shall discuss each borrower’s extent, amount and duration of overdrafts at the Bank in relation to their cash flow; and

 (e)       Documenting with adequate supporting material, the value of collateral and collateral type for each loan.

            (3)        The Board shall take the necessary steps to ensure that current and satisfactory credit and proper collateral information is maintained on all loans.  Within thirty (30) days of notification, the Board shall ensure that the Bank obtains any missing credit or collateral information described in any Report of Examination, in any internal or external loan review, or in any listings of loans lacking such information provided to management by the National Bank Examiners at the conclusion of an examination.

ARTICLE VII

OVERDRAFT POLICY

(1)        Within thirty (30) days, the Board shall prepare and submit to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection a written policy concerning the extension of overdrafts that shall include, at a minimum:

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(a)        Conditions and circumstances under which overdrafts will be allowed, taking into consideration the requirements of 12 U.S.C. § 375b;

(b)        Conditions and circumstances under which overdrafts will be permitted for Insiders, including their Related Interests (as these terms are defined in 12 C.F.R. Part 215);

(c)        Charges that will be levied against depositors using overdrafts;

(d)        Conditions and circumstances under which overdrafts will be charged off;

(e)        Criteria for converting an overdraft to a term loan; and

(f)         Monthly reports to and review of all overdrafts by the Board and management to ensure compliance with the Bank’s stated policy and with applicable laws and regulations.  These monthly reports shall include all overdrafts of Insiders and their Related Interests and those customers with both the most frequent and largest overdrafts.

(2)        Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall immediately implement and thereafter ensure adherence to the policy required by this Article.

ARTICLE VIII

CRITICIZED ASSETS

(1)        Effective as of the date of this Agreement, the Board shall take any and all actions necessary to protect its interest in those assets criticized as “doubtful,” “substandard,” or “special mention” in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

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(2)        Within sixty (60) days of this Agreement, the Board shall prepare and submit to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection, a written program designed to reduce the level of the Bank’s criticized assets (the “Criticized Assets Program”).  The Criticized Assets Program shall include or address the following matters:

(a)        Aggregate reporting of criticized asset levels by risk rating and product type to the Board or a designated committee thereof every month, including reports on classified and charged off overdrafts;

(b)        Specific plans for the reduction of criticized assets by risk rating and asset type with target reductions by month; and

(c)        Procedures for the quarterly review and preparation of written determinations by the Board or a designated committee thereof regarding the effectiveness of the responsible officer’s efforts to eliminate the weaknesses in each criticized credit relationship or Other Real Estate (“ORE”) totaling five hundred thousand dollars ($500,000) or above.

(3)        The Board’s compliance with Paragraph (2) of this Article shall include the development of procedures for the quarterly submission and review of criticized asset reports (“CARs”) for all criticized credit relationships and ORE totaling five hundred thousand dollars ($500,000) or above, that require, at a minimum, analysis and documentation of the following:

(a)        An identification of the root cause of the problem;

(b)        An identification of the expected sources of repayment and an analysis of their adequacy;

(c)        The current appraised value of supporting collateral and the position of the Bank’s lien on such collateral where applicable as well as other necessary documentation to support the collateral valuation;

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(d)        An analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations.  Also, included in this analysis shall be the extent, duration and amount of overdrafts, if any.  Additionally, the working capital and revolving lines of credit that are secured by accounts receivable or inventory shall discuss the loan’s revolving history, as well as the aging of AR and AP;

(e)                The proposed actions to eliminate the basis of criticism and the time frame for their accomplishment, including an appropriate rehabilitation or exit strategy;

(f)                 The results of any ASC 310-10 impairment analysis;

(g)                Significant developments, including a discussion of changes since the prior CAR, if any;

(h)        Trigger dates for positive borrower actions or for loan officers to reassess the strategy, enact collection plans, and make appropriate risk rating changes or place on nonaccrual; and

(i)         Documentation of the analysis and reasoning to support the current risk rating.

(4)        Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall immediately implement and thereafter ensure adherence to the program required by this Article.

 (5)       Effective as of the date of this Agreement, the Bank may not extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, or overdrafts, to a borrower whose loans or other extensions of credit are criticized in the Report of Examination conducted as of September 30, 2010 for asset quality and credit risk management,

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and surrounding dates for other examination matters (the “ROE”), in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions equal or exceed five hundred thousand dollars ($500,000), unless each of the following conditions is met:

(a)        The Board or a designated committee thereof finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the Board or a designated committee thereof approves the credit extension and documents in writing, the reasons that such extension is necessary to promote the best interests of the Bank; and

(b)        The Board’s formal plan to collect or strengthen the criticized asset will not be compromised.

ARTICLE IX

CREDIT RISK RATINGS AND NONACCRUAL RECOGNITION

(1)        Within sixty (60) days of this Agreement, the Board shall develop, and submit to the Assistant Deputy Comptroller for a prior written determination of supervisory no objection, a program to ensure that: 1) the risk associated with the Bank’s loans and other assets is properly reflected and accounted for on the Bank’s books and records, and that 2) the Bank does not improperly recognize income, to include, at a minimum, provisions requiring that:

(a)        The Board adopts a loan grading system that is consistent with the guidelines set forth in Rating Credit Risk, A-RCR, of the Comptroller’s Handbook and is based upon definitive objective and subjective criterion;

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(b)        The Bank’s loans and other assets are graded based upon current facts and existing/reasonable (considering the loan purpose) repayment terms with a focus upon whether the primary repayment source is threatened by a well-defined weakness and whether the credit relies heavily upon secondary repayment sources, especially illiquid collateral or an unsubstantiated guarantor;

(c)        The Bank’s loans and other assets are timely placed on nonaccrual by the lending officers in accordance with the guidelines set forth in the instructions to the Consolidated Report of Income and Condition (Call Report);

(d)        Lending officers conduct periodic formal reviews for determining the appropriate risk rating and accrual determination;

(e)        Appropriate analysis and documentation are maintained in the credit files to support the current and previous risk rating or accrual determination for all credit relationships totaling five hundred thousand dollars ($500,000) or more;

(f)         Senior management, the Loan Committee, and all lending officers receive training within ninety (90) days of receipt of supervisory no objection pursuant to paragraph (2) of this Article with respect to the application of Subparagraphs (a) through (e) of this Article.

            (2)        Upon receiving a written determination of supervisory no objection from the Assistant Deputy Comptroller, the Board shall immediately implement and thereafter ensure adherence to the program required by this Article.

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ARTICLE X

CONCENTRATION RISK MANAGEMENT

(1)        Within sixty (60) days of this Agreement, the Board shall develop and submit to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection, a written concentration risk management program consistent with the “Concentrations of Credit” booklet of the Comptroller’s Handbook (Section 216).  The concentration risk management program shall include, but not necessarily be limited to, the following:

(a)        A review and revision of current policies, processes and procedures to control and monitor concentrations of credit;

(b)        A written analysis of all concentrations of credit that fully assesses inherent credit, liquidity, and interest rate risk;

(c)        The establishment of and adherence to safe and sound, formal risk limits for all concentrations of credit based on a percentage of capital, stratified by type, locality and other meaningful measures;

(d)        Procedures for monthly monitoring of concentration reports that stratify the loan portfolio by product type, locality and other meaningful measures, including, but not limited to, owner and non-owner occupied commercial real estate and type of participation purchased; and

(e)        Strategies and procedures to manage and reduce concentrations to conform with the established limits set in Subparagraph (c) of this Article;

(f)         Strategies and procedures to be taken when concentrations approach or exceed Board limits, which include a Board policy that requires a detailed analysis and written support to conclude that any concentration limit             increase will not subject the Bank to undue credit or interest rate risk before the Board may approve such increase; and

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(g)        Quarterly monitoring and annual re-evaluation of concentration limits by the Board.

(2)        For purposes of this Article, a concentration of credit is as used in the “Loan Portfolio Management” booklet of the Comptroller’s Handbook.

(3)        Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall immediately implement and thereafter ensure adherence to the program, policies, and procedures, including achieving and maintaining adherence to the reduced concentration limits and corresponding timeframes established under this Article.

ARTICLE XI

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)        Within sixty (60) days of this Agreement, the Board shall revise, adopt, implement, and thereafter ensure adherence to written policies and procedures for maintaining an appropriate Allowance for Loan and Lease Losses (“Allowance”) in accordance with GAAP.  The Allowance policies and procedures shall be consistent with the guidance set forth in the Federal Financial Institutions Examination Council’s “Interagency Policy Statement on the Allowance for Loan and Lease Losses” dated December 13, 2006 (OCC Bulletin 2006-47), and July 20, 2001 (OCC Bulletin 2001-37), and shall at a minimum include:

(a)        Procedures for determining whether a loan is impaired and measuring the amount of impairment, consistent with Accounting Standards Codification 310-10 (formerly known as FASB Statement of Financial Accounting Standards No. 114);

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(b)        Procedures for segmenting the loan portfolio and estimating loss on groups of loans, consistent with Accounting Standards Codification 310-10 and 450-20 (formerly known as FASB Statement of Financial Accounting Standards No. 5, Accounting for Contingencies);

(c)        Procedures for validating the Allowance methodology; and

(d)        Procedures to ensure that the estimation of credit losses considers the relevant qualitative and environmental factors, with particular focus on the following:

(i)         Trends in the Bank’s internal risk ratings, delinquent, and nonaccrual loans;

(ii)        Results of the Bank’s external loan review;

(iii)       Concentrations of credit in the Bank;

(iv)       Present and prospective economic conditions; and

(v)        Applicable experience of the Bank’s lending staff.

(2)        The program shall provide for a process for summarizing and documenting, for the Board’s review and approval, the amount to be reported in the Call Reports for the Allowance.  Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Call Report, by additional provisions from earnings.  Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

(3)        Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall immediately implement and thereafter ensure adherence to the program, policies, and procedures required by this Article.

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ARTICLE XII

VIOLATIONS OF LAW

(1)   The Board shall immediately take all necessary steps to ensure that Bank management corrects each violation of law, rule or regulation cited in the ROE and in any subsequent Report of Examination.  The quarterly progress reports required by Article II of this Agreement shall include the date and manner in which each correction has been effected during that reporting period.

(2)   Within sixty (60) days of this Agreement, the Board shall adopt, implement, and thereafter ensure Bank adherence to specific procedures to prevent future violations as cited in the ROE and shall adopt, implement, and ensure Bank adherence to general procedures addressing compliance management which incorporate internal control systems and education of employees regarding laws, rules and regulations applicable to their areas of responsibility.

(3)   Within thirty (30) days of receipt of any subsequent Report of Examination which cites violations of law, rule, or regulation, the Board shall adopt, implement, and thereafter ensure Bank adherence to specific procedures to prevent future violations as cited in the ROE and shall adopt, implement, and ensure Bank adherence to general procedures addressing compliance management which incorporate internal control systems and education of employees regarding laws, rules and regulations applicable to their areas of responsibility.

(4)   Upon adoption, a copy of these procedures shall be promptly forwarded to the Assistant Deputy Comptroller.

ARTICLE XIII

CLOSING

(1)        Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory

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objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2)        It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)        Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.  Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4)        The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5)        In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)        Authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)        Require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)        Follow up on any noncompliance with such actions in a timely and appropriate manner; and

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(d)        Require corrective action be taken in a timely manner of any noncompliance with such actions.

(6)        This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.  The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Steven J. VanderWal Steven J. VanderWal Assistant Deputy Comptroller Southern California – South Field Office	April 12, 2011

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IN TESTIMONY WHEREOF, the undersigned, as duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Dann H. Bowman Dann H. Bowman	April 12, 2011
/s/ Linda M. Cooper Linda M. Cooper	April 12, 2011
/s/ H. H. Kindsvater H. H. Kindsvater	April 12, 2011
/s/Richard G. Malooly Richard G. Malooly	April 12, 2011
/s/Bernard J. Wolfswinkel Bernard J. Wolfswinkel	April 12, 2011
/s/ Thomas A. Woodbury, D.O. Thomas A. Woodbury	April 12, 2011
/s/ Jeanette L. Young Jeanette L. Young	April 12, 2011

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